UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 23, 2005

Level 3 Communications, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	47-0210602
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1025 Eldorado Blvd., Broomfield, Colorado	80021
(Address of principal executive offices)	(Zip code)

720-888-1000
(Registrant’s telephone number including area code)

Not applicable
(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.  Completion of Acquisition or Disposition of Assets

On December 23 2005, pursuant to the Purchase Agreement, dated as of October 30, 2005, by and among Level 3 Communications, Inc. (“Level 3”), Level 3 Communications, LLC, a wholly owned subsidiary of Level 3 (“Level 3 Communications”), Leucadia National Corporation (“Leucadia”) and Baldwin Enterprises, Inc., an indirect wholly owned subsidiary of Leucadia (“Baldwin”), as amended (the “Purchase Agreement”), Level 3 and Level 3 Communications completed the acquisition of all of the issued and outstanding membership units of WilTel Communications Group, LLC (“WilTel”), a wholly owned subsidiary of Baldwin, excluding certain specified assets and liabilities of WilTel.

The consideration paid by Level 3 consisted of approximately $386 million in cash (which included a $16 million adjustment for estimated excess working capital), plus $100 million in cash to reflect Leucadia’s having complied with its obligation to leave that amount of cash in WilTel, and 115 million newly issued shares of Level 3 common stock, par value $0.01 per share (the “Shares”).  The cash purchase price is subject to post-closing adjustments based on actual working capital as of the closing date.

As previously disclosed in Level 3’s Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on November 1, 2005, prior to the closing, WilTel transferred certain excluded assets to Baldwin and Baldwin assumed certain excluded liabilities.  The excluded assets included all cash and cash equivalents in excess of $100 million at the closing date, all marketable securities held by WilTel or its subsidiaries, WilTel’s headquarters building located in Tulsa, Oklahoma and certain other miscellaneous assets.  In addition, WilTel assigned to Baldwin all of its right to receive $236 million in cash payments from SBC Communications Inc.  The excluded liabilities include all of WilTel’s long-term debt obligations, WilTel’s obligations under its defined benefit pension plan, certain other employee related liabilities and other claims.  Prior to the closing, WilTel was released from all obligations under its credit agreement and the outstanding mortgage note secured by its headquarters building.

Also on the closing date, Level 3, Leucadia and Baldwin executed a registration rights agreement (the “Registration Rights Agreement”) pursuant to which Level 3 filed a Registration Statement on Form S-3 with the SEC on December 27, 2005, covering the Shares.  The Shares are subject to a transfer restriction that limits the number of shares Baldwin or Leucadia can sell (with certain exceptions) on any given day.  This transfer restriction expires on May 22, 2006.  Further, pursuant to the Registration Rights Agreement, Leucadia, Baldwin and its affiliates cannot (i) until June 22, 2006, increase their beneficial ownership of Level 3 common stock and (ii) thereafter until December 23, 2008, increase their beneficial ownership above 15% of Level 3’s total outstanding shares of common stock without the prior written consent of the board of directors of Level 3.  The restriction set forth in (ii) above terminates if Leucadia and its affiliates own less than 5% of Level 3's outstanding common stock.

The foregoing summary and descriptions of the Purchase Agreement and the Registration Rights Agreement do not purport to be complete and are qualified in their entirety by reference to (i) the full text of the Purchase Agreement which is filed as Exhibit 10.1 to Level 3’s Form 8-K filed on November 1, 2005, and incorporated herein by reference, and (ii) the full text of the Registration Rights Agreement filed as Exhibit 10.2 to this Form 8-K, and incorporated herein by reference.

A copy of the press release issued by Level 3 on December 23, 2005 is filed as Exhibit 99.1 to this report.

Item 9.01.  Financial Statements and Exhibits

(a)                                  Financial Statements of Business Acquired

The financial statements required by Item 9.01(a) of Form 8-K of WilTel will be filed by amendment no later than 71 calendar days after the date this Form 8-K is required to be filed.

(b)                                 Pro Forma Financial Information

The pro forma financial statements required by Item 9.01(b) of Form 8-K reflecting the acquisition of WilTel will be filed by amendment no later than 71 calendar days after the date this Form 8-K is required to be filed.

(d)                                 Exhibits

10.1                           Purchase Agreement among Leucadia National Corporation, Baldwin Enterprises, Inc., Level 3 Communications, LLC and Level 3 Communications, Inc., dated as of October 30, 2005 (incorporated by reference from Exhibit 10.1 to Level 3’s Form 8-K filed November 1, 2005).

10.2                           Registration Rights and Transfer Restriction Agreement, dated as of December 23, 2005, by and among Level 3 Communications, Inc., Leucadia National Corporation, and Baldwin Enterprises, Inc.

99.1                           Press Release dated December 23, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Level 3 Communications, Inc.

	By:	/s/ Neil J. Eckstein
Neil J. Eckstein, Senior Vice President

Date: December 29, 2005